Contacts: Tracy Staniland	Peter Cauley	Stephen Greene
Director of Marketing	Chief Financial Officer	Brodeur Worldwide
DataMirror Corporation	DataMirror Corporation	617-587-2872
905-415-0310 ext. 274	905-415-0310 ext. 271	sgreene@brodeur.com
tstaniland@datamirror.com	pcauley@datamirror.com

DataMirror Defines Future of Live, On Demand Data for Integration,
Protection, Audit and Capture at Investment Conference

Customers Tap Into Live, On Demand Data to Drive Business

CANADIAN OPPORTUNITIES Conference, Toronto,CANADA – (November 4, 2003) – DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live data integration and protection solutions, today announced its Chief Executive Officer, Nigel Stokes will speak to the value of live, on demand data at the Sprott Securities Canadian Opportunities Conference today in Toronto.  Mr. Stokes will examine key business drivers and technology issues affecting companies across all industries and vertical markets. He will also discuss DataMirror’s strategic direction and product roadmap.

Business volatility, accountability and performance pressures, and new government regulations, such as Sarbanes-Oxley, Basel II and the Patriot Act, are driving the need for live data stores that enable a real-time view of critical business operations. To meet the growing demand for live data integration and auditing, fraud detection and 24/7 operations, companies must bridge islands of information locked in disparate operational systems and integrate new data streams such as RFID (radio frequency identification) and web and wireless services. Companies must also protect the security of their data infrastructure and preserve the continuity of their business.

DataMirror’s LiveBusiness™ software solutions, encompassing live data integration, protection, audit and capture, are uniquely positioned to allow firms to meet critical business and IT challenges, with minimal investment and without programming, to achieve maximum returns. DataMirror’s innovative change data capture, transform and flow (CTF) technology goes beyond legacy extract, transform and load (ETL) tools to provide live, on demand synchronization across a wide range of platforms.  Live, on demand data solutions let firms feed real-time operational data into live data stores and drive enterprise-wide initiatives such as business continuity, legacy integration, business intelligence and analytics, web and wireless services, and regulatory compliance.

“Unlike many vendors talking about the future of data integration, DataMirror has solutions available today that are helping companies drive business with live data feeds,” said Nigel Stokes, CEO, DataMirror. “Over 1,750 customers worldwide use our live, on demand data integration, protection, audit and capture solutions to gain business velocity, comply with audit requirements, and adapt to the rapid pace of technology change. Industry experts and strategic vision continue to guide our product development and ensure that DataMirror solutions deliver immediate benefits and long-term value to customers.”

Stokes will address conference attendees today at 2:35 p.m. ET at the St. Andrew’s Club & Conference Centre in Toronto.

About DataMirror LiveBusiness Solutions

DataMirror’s comprehensive LiveBusiness framework includes four business solutions at the core of all business environments: live, on demand data integration, protection, audit and capture. LiveBusiness allows customers to integrate data on-demand across all computers and data stores in their business, protect critical data from the effects of downtime, comply with regulations, and capture RFID and barcode information via mobile devices. DataMirror’s live, on demand data feeds are used by customers to drive multiple business applications including legacy integration, business intelligence, performance management, business continuity and web and wireless data access.

About DataMirror

DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider oflive, on demand data integration and protection solutions,gives companies the power to integrate, monitor and protect their corporate data in real-time. DataMirror’s comprehensive family of LiveBusiness™ solutions helps customers easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now™ by providing the instant data access, integration and availability companies require today across all computers in their business.

Over 1,750 companies have gone live with DataMirror software including Debenhams, GMAC Commercial Mortgage, the London Stock Exchange, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon on the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the Company's Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. The Company disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2003 DataMirror Corporation. All rights reserved. DataMirror, LiveBusiness and The experience of now are trademarks or registered trademarks of DataMirror Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.